Exhibit 10.9

February 27, 2013

Mr. James L. Dolan
Cablevision Systems Corporation
1111 Stewart Avenue
Bethpage, New York 11714

Re:	Employment Agreement

Dear Jim:

This letter will confirm the agreement of Cablevision Systems Corporation (the “Company”) and you that your existing employment agreement, dated as of December 24, 2009, between you and the Company (the “Existing Employment Agreement”) shall continue in full force and effect except as specifically modified by this letter.

1.     Paragraph 3 of the Existing Employment Agreement is modified to increase your annual base salary to a minimum of $2,000,000, effective as of January 1, 2013.

2.     Paragraph 6 of the Existing Employment Agreement is modified to read as follows:

6.     You will continue to be eligible to participate in the long-term cash or equity programs and arrangements of the Company.  In calendar year 2013 (and each subsequent calendar year through the Scheduled Expiration Date provided that you are employed with the Company on the date of grant), you will be entitled to receive one or more long-term cash and/or equity awards with an aggregate target value as of the grant date of $12,000,000, all as determined by the Compensation Committee in its discretion.  The equity portion of such annual awards granted prior to the Scheduled Expiration Date will consist of an award of options to acquire shares of Class A Common Stock of the Company under the Company’s employee stock plan in an amount up to the Option Maximum and the balance (if any) of the annual awards will consist of a cash performance award, all on terms and conditions to be approved by the Compensation Committee; provided, that, the grant agreements for such annual awards shall not have a time vesting component that is longer than 3 years.  The “Option Maximum” is the maximum number of options that the Company may issue to any participant under the Company’s employee stock plan during any one calendar year (currently 2 million options).  For purposes of computing the aggregate target value of annual awards, options shall be valued by the Compensation Committee in its discretion.

3.     Paragraph 8 of the Existing Employment Agreement is modified to change the Scheduled Expiration Date to December 31, 2017.

4.     Notwithstanding Paragraphs 8(c), (e) and (f) of the Existing Employment Agreement, in the event of a “Change of Control”, as such term is defined in your long-term cash performance, restricted stock, restricted stock unit, stock option or stock appreciation right award agreements, you will be entitled to receive the more favorable vesting and payment provisions (if any) provided in such award agreements; provided, however, that to the extent any previously granted award agreement provides for “deferred compensation” subject to Section 409A, then payment will not be made prior to the earliest date permitted under Section 409A.

5.     The Existing Employment Agreement together with this letter agreement will be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within that state.

If the foregoing correctly sets forth your understanding, kindly execute a counterpart of this letter in the place provided below whereupon this letter shall become a binding agreement between you and the undersigned.

CABLEVISION SYSTEMS CORPORATION

/s/	Charles F. Dolan
By:	Charles F. Dolan
Title:	Chairman

Accepted and Agreed:

/s/ James L. Dolan
James L. Dolan